Exhibit 99.1

Crawford & Company® 5335 Triangle Parkway Peachtree Corners, GA 30092

FOR IMMEDIATE RELEASE

CRAWFORD & COMPANY PROVIDES BUSINESS UPDATE

ATLANTA, (April 6, 2020) -- Crawford & Company (www.crawco.com) (NYSE: CRD-A and CRD-B), the world’s largest publicly listed independent provider of claims management and outsourcing solutions to insurance companies and self-insured entities, today announced a business update in response to COVID-19 and its ongoing impact on the global economy.

In light of the rapidly evolving nature of the novel COVID-19 pandemic, Crawford & Company withdraws its 2020 guidance provided on the Company’s fourth quarter and full year 2019 earnings call on March 5, 2020. Crawford & Company will provide additional business updates during its first quarter 2020 earnings call.

“Crawford is closely monitoring the unprecedented COVID-19 situation and its financial impact on our business operations. At this time, the health and safety of our 9,000 global employees is at the forefront of our minds,” said Harsha V. Agadi, President and CEO of Crawford & Company. “Additionally, our creative and dedicated employees have been leveraging our global footprint, technological resources, such as offsite claims adjusting app YouGoLook, and financial strength to continue to serve our clients and their stakeholders in this time of need. Given that the duration and ultimate impact of COVID-19 is unknown at this point, as with most other companies in our industry, it is difficult to quantify how the ongoing situation will impact our clients and their needs, and the subsequent effect on our global business operations.”

Mr. Agadi concluded, “While we are well positioned to manage through the situation and remain confident in our financial strength and flexibility and competitive position in the market, the short-term impact has made it necessary to reassess our business outlook. As a result, we are withdrawing our prior full year 2020 guidance. We remain focused on taking the necessary actions to protect our global team members, providing excellent service for our clients, and preserving long-term value for our shareholders.”

About Crawford®
Based in Atlanta, Crawford & Company (NYSE: CRD-A and CRD-B) is the world’s largest publicly listed  independent provider of claims management and outsourcing solutions to insurance companies and self-insured entities with an expansive global network serving clients in more than 70 countries. The Company’s two classes of stock are substantially identical, except with respect to voting rights and the Company’s ability to pay greater cash dividends on the non-voting Class A Common Stock (CRD-A) than on the voting Class B Common Stock (CRD-B), subject to certain limitations. In addition, with respect to mergers or similar transactions, holders of CRD-A must receive the same type and amount of consideration as holders of CRD-B, unless different consideration is approved by the holders of 75 percent of CRD-A, voting as a class. More information is available at www.crawco.com.

Media Contacts:

Lynn Cufley
Crawford & Company
+44 207 265 4067
Lynn.Cufley@crawco.co.uk

Kiara Reynolds-Westry
Crawford & Company
Kiara_reynolds-westry@us.crawco.com
Phone: 404-300-1617